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                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION

     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST:    The name of the Corporation is JONES INTERNATIONAL NETWORKS, LTD.

     SECOND: The following amendment was adopted by the shareholders of the Corporation on December 21, 2000, and the number of votes cast for the amendment by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group:

               Article I of the Articles of Incorporation of the Corporation shall be amended by striking out and eliminating the existing text thereof in its entirety and substituting the following in its place:

                                   "ARTICLE I

                    The name of the corporation is Jones Media Networks, Ltd.
               (the "Corporation")."

     THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows:

               No change.


                                       JONES INTERNATIONAL NETWORKS, LTD.

                                       By: /s/ Lorri Ellis
                                          --------------------------
                                          Lorri Ellis
                                          Corporate Secretary